Exhibit 99

P R E S S R E L E A S E

RELEASE DATE:		CONTACT:

April 15, 2008		CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
AN INCREASE TO FIRST QUARTER EARNINGS

Ellwood City, Pennsylvania, April 15, 2008 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $0.16 per diluted share on net income of $2.0 million for the quarter ended March 31, 2008, compared to earnings of $0.15 per diluted share on net income of $1.9 million for the quarter ended March 31, 2007, or an increase of 6.7% per diluted share. The Company’s annualized return on average assets and average equity were 0.41% and 5.76%, respectively, for the quarter ended March 31, 2008.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement to the net interest margin which increased to 1.68% for the first quarter of 2008 compared to 1.59% for the first quarter of 2007.  This improvement is the result of the Company’s sustained efforts to manage the net interest margin during the recent difficult interest rate environment which included either a flat or inverted yield curve. Our goal throughout the recent rate environment has been to manage the interest rate margin without compromising asset quality or future earnings potential and this is reflected in the fact that we have only been minimally impacted by the sub prime mortgage and credit issues that are currently affecting other financial institutions. Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders”

Net income for the first quarter of 2008, as compared to the first quarter of 2007, increased by $22,000 due to increases in net interest income after provision for loan losses of $322,000, and a decrease to non-interest expense of $219,000, partially offset by a decrease to non-interest income of $490,000 and an increase to provision for income taxes of $29,000. Included in the decrease to non-interest income were decreases to income from the Company’s real estate joint venture products of $256,000 and a decrease in the fair value of the Company’s interest rate caps of $140,000.

The Company’s total assets increased by $39.8 million, or 2.1%, during the quarter to $1.9 billion at March 31, 2008. This increase resulted primarily from an increase to securities available for sale of $24.0 million, or 2.3%, to $1.1 billion and an increase to loans receivable of $15.4 million, or 2.5%, to $639.6 million. The Company’s total liabilities increased by $37.9 million, or 2.2%, to $1.8 billion at March 31, 2008. This increase in total liabilities was primarily the result of increases to deposits of $24.1 million, or 2.9%, and borrowed funds of $14.4 million, or 1.6%, to $891.1 million.  Total stockholders’ equity increased $1.9 million, or 1.4%, to $134.7 million at March 31, 2008, from $132.8 million at December 31, 2007.  The increase to stockholders’ equity was primarily the result of increases in accumulated other comprehensive income and retained earnings of $2.3 million and $487,000, respectively, partially offset by a net increase in treasury stock of $1.2 million. Average stockholders’ equity to average assets was 7.13%, and book value per share was $10.97 at March 31, 2008 compared to 6.74% and $10.71, respectively, at December 31, 2007.

Press Release

April 15, 2008

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

April 15, 2008

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Three Months
	Ended March 31,
	2008	2007

Interest income	$ 24,011	$ 24,314
Interest expense	17,244	17,764

Net interest income	6,767	6,550
Provision for loan losses	221	326
Net interest income after
provision for loan losses	6,546	6,224
Noninterest income	1,326	1,816
Noninterest expense	5,779	5,998
Income before provision
for income taxes	2,093	2,042
Provision for income taxes	138	109

Net income	$ 1,955	$ 1,933

Net income per share:
Basic	$0.16	$0.15
Diluted	$0.16	$0.15

Net interest margin	1.68%	1.59%
Annualized return on average assets	0.41%	0.40%
Annualized return on average equity	5.76%	5.96%

FINANCIAL CONDITION DATA:
	As of:
	03/31/08	12/31/07

Total assets	$ 1,920,032	$ 1,880,235
Cash and cash equivalents	18,637	19,258
Total investment securities	1,083,950	1,059,972
Loans receivable, net	639,608	624,251
Customer deposits	867,024	842,854
Borrowed funds (includes subordinated debt)	891,133	876,727
Stockholders' equity	134,704	132,845
Book value per share	$10.97	$10.71

Average equity to average assets	7.13%	6.74%
Allowance for loan losses to loans receivable	0.85%	0.85%
Nonperforming assets to total assets	0.20%	0.23%